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                      Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-8 of our report dated January 25, 1994, which appears on page 19 of the 1993 Annual Report to Shareholders of Scott Paper Company, which is incorporated by reference in Scott Paper Company's Annual Report on Form 10-K for the year ended December 25, 1993. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 18 of such Annual Report on Form 10-
K. We also consent to the reference to us under the heading "Experts" is such Prospectus.

/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP

Philadelphia, Pennsylvania
October 24, 1994